                            MILK TRANSPORTATION OFFER
                            -------------------------

         On December 26, 2000, Con-ser, S.A.("Conser") issued to Mastellone
Hnos. S.A. ("MHSA") a Milk Transportation Offer, which was subsequently amended on June 14, 2002, June 17, 2003, and September 19, 2003 (the "Milk
Transportation Offer"). The Milk Transportation Offer require Conser to provide carrier services for raw milk from the producers' facilities to MHSAs' plants.
The effective date of the Milk Transportation Offer is January 1, 2001.

         Obligations under the Milk Transportation Offer expire on January 1,
2006. However, the Milk Transportation Offer is automatically extended for subsequent periods of five years, unless either Conser or MHSA notifies the other party at least 365 days prior to the automatic renewal date that Conser or
MHSA desires to exit the Milk Transportation Offer.

         Under the Milk Transportation Offer, Conser will coordinate, carry and assist MHSA in the hiring of a transportation company, for the carrying of milk from the dairy farms to MHSA. Conser must hire carriers to transport raw milk from the dairy farms to MHSA's plants. If Conser cannot hire a carrier Conser is responsible for transporting the milk. Conser assumes the risk of loss or damage from the raw milk producers' pick-up sites to the factories. Finally, Conser must ensure that the carriers' performance meet national, health, transportation, and insurance codes as well as the MHSA s' milk shipping standards; must control the quality of the milk transported, and will control at the relevant dairy farms the completion of MHSA's imposed standards.

         MHSA has agreed to pay Conser the following retribution: (i) for the services of hiring, coordination and technical assistance, a monthly fee of
$150,000 plus value added tax. (ii) for transportation services rendered directly by Conser, based on the amount of milk transported for MHSA, all of
Conser's costs as described under the Milk Transportation Offer, and additional
7,5% of the total carrier costs; (iii) for transportation services rendered by third parties, MHSA will pay all third party carrier costs as described under the Milk Transportation Offer, plus an additional 12,50% of said amount.

         Under the Milk Transportation Offer Conser will bill its retribution on a monthly basis, and MHSA will pay such bill within five business days from receipt thereof.

         If a MHSA fails to pay Conser for 20 consecutive days or for 60 alternate days, during a period of one year, Conser may rescind the Milk
Transportation Offer or suspend performance of its obligations until MHSA pays all outstanding debts owed to Conser. Finally, both MHSA and Conser have the right to rescind the a Milk Transportation Offer if a party is insolvent.

         According to the Milk Transportation Offer, Conser is liable vis a vis
MHSA from any claim brought to MHSA with respect to Conser's employees.
Furthermore,

Conser has agreed to fulfill all the requirements imposed under employment applicable rules and regulations and to control the fulfillment by the independent carriers.